Auxilio Announces New Chief Operating Officer

Industry Veteran to Lead Operational Functions Amid Increasing Demand for Specialized Support

MISSION VIEJO, CA, — May 2, 2017 — Auxilio, Inc. (NYSE MKT: AUXO), a leading provider of enterprise security and document workflow solutions for the healthcare industry, today announced that its Board of Directors has unanimously appointed Dr. Michael G. Mathews as Chief Operation Officer (COO). Dr. Mathews assumes the role of COO for Auxilio in addition to his responsibilities as President, COO and Co-founder of CynergisTek, a wholly owned subsidiary of Auxilio, where he has managed the day-to-day and operational functions of the company for more than a decade.

Dr. Mathews will report to Auxilio’s CEO, Joseph J. Flynn, and according to Flynn, “This strategic appointment is the first step in integrating our companies from a service delivery and day-to-day operations standpoint, while effectively responding to increased demand for specialized support.” He continues by saying, “Dr. Mathews brings vast experience and knowledge in running efficient, customer-driven service delivery teams. As we continue to see cross-selling among our cybersecurity and document solutions groups, creating enhancements in productivity and a cohesive service delivery model makes a lot of sense.”

Prior to CynergisTek, Dr. Mathews was the first Chief Security Officer at Parkland Health and Hospital System. Prior to that he was Master Security Architect for Exodus Communications where, among other customers, he worked with Visa USA to write the original Cardholder Information Security Program (CISP) audit standard for third parties, which has subsequently evolved into the current Payment Card Industries – Data Security Standard (PCI-DSS). Before joining Exodus, Dr. Mathews was Senior Network Engineer for TRW Space & Defense, where he provided services to the United States Air Force and National Security Agency. Dr. Mathews holds a Ph.D. in chemical physics from Tulane University and a Bachelor of Science in chemistry and philosophy from Spring Hill College.

Dr. Mathews will oversee operations of Auxilio and CynergisTek, including the 250-person service delivery team which is fulfilling ongoing projects and managing programs in more than 375 hospital clients. “Both Auxilio and CynergisTek have instituted strong, scalable and effective processes. I look forward to blending these processes while continuing to expand our capabilities as a unified service delivery team, shaping our organization for success,” said Dr. Michael Mathews.

About Auxilio, Inc.

Auxilio (www.auxilioinc.com) is a leading provider bundling best of breed IT security and workflow solutions into its managed document services program designed exclusively for the healthcare industry. Since 2004, the company has saved more than $80 million for its clients by providing a vendor neutral program that enhances security of printed, stored data and digital documents while driving out costs and inefficiencies within the patient information logistical chain. The company’s document management best practices and intelligent workflow automation suite transforms printed documents to digital workflows, reducing waste and improving end-user satisfaction.

About CynergisTek

CynergisTek, an Auxilio company, (www.cynergistek.com) is a top-ranked cybersecurity, privacy and compliance consulting firm. The company offers solutions to help organizations measure privacy, security and compliance programs against regulatory requirements and assists in developing risk management best practices. Since 2004 the company has served as a partner to hundreds in the healthcare industry and is dedicated to supporting and educating the industry by contributing to relevant industry associations. The company has been named in numerous research reports as one of the top firms that provider organizations turn to for privacy and security, and won the 2017 Best in KLAS award for Cyber Security Advisory Services.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Auxilio, Inc. that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/services development, long and uncertain sales cycles, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Auxilio, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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